UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Arden Realty, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. §240.14a-101

SEC 1913 (3-99)

[LOGO APPEARS HERE]

ARDEN REALTY, INC.

11601 Wilshire Boulevard

Fourth Floor

Los Angeles, CA 90025

April 15, 2003

Dear Stockholder:

You are cordially invited to attend the 2003 annual meeting of stockholders of Arden Realty, Inc. to be held on May 20, 2003 at 10:00 a.m., local time, at Shutters on the Beach, a hotel located at One Pico Boulevard, Santa Monica, California 90405.

Information about the meeting and the various matters on which the stockholders will act is included in the notice of annual meeting of stockholders and proxy statement that follows. Also included is a proxy card and postage paid return envelope.

It is important that your shares be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your proxy card in the enclosed envelope as promptly as possible.

Sincerely,

/s/ RICHARD S. ZIMAN
Richard S. Ziman Chairman of the Board and Chief Executive Officer

[LOGO APPEARS HERE]

ARDEN REALTY, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held May 20, 2003

To the stockholders of Arden Realty, Inc.:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Arden Realty, Inc., a Maryland corporation, will be held at Shutters on the Beach, a hotel located at One Pico Boulevard, Santa Monica, California 90405 on May 20, 2003, at 10:00 a.m., local time, for the following purposes:

1.	To elect two directors to serve until the annual meeting of stockholders in the year 2006 and until their successors are duly elected and qualified;

2.	To consider one stockholder proposal, if presented to the meeting; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

The Board of Directors has fixed the close of business on March 31, 2003 as the record date for determining the stockholders entitled to receive notice of and to vote at the annual meeting or any adjournments or postponements of the meeting. A list of stockholders will be available for inspection at the offices of Arden Realty, Inc. at 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, California 90025, at least 10 days prior to the annual meeting.

Stockholders are cordially invited to attend the meeting in person.

Your vote is important. Accordingly, you are urged to complete, sign, date and return the accompanying proxy card whether or not you plan to attend the annual meeting.

By Order of the Board of Directors,

/s/ DAVID A. SWARTZ
David A. Swartz General Counsel and Secretary

April 15, 2003

Los Angeles, California

ARDEN REALTY, INC.

11601 Wilshire Boulevard

Fourth Floor

Los Angeles, CA 90025

PROXY STATEMENT

Annual Meeting of Stockholders

May 20, 2003

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Arden Realty, Inc., a Maryland corporation, of proxies from the holders of our outstanding shares of common stock, $.01 par value per share, for the annual meeting of stockholders to be held on May 20, 2003 at Shutters on the Beach, a hotel located at One Pico Boulevard, Santa Monica, California 90405 at 10:00 a.m., local time, and at any adjournments or postponements of the meeting.

This proxy statement and enclosed form of proxy are first being mailed to our stockholders on or about April 9, 2003.

At the annual meeting, our stockholders will be asked to consider and vote upon the following proposals:

1.	the election of two directors to serve until the annual meeting of stockholders to be held in the year 2006 and until their successors are duly elected and qualified; and

2.	one stockholder proposal, if presented to the meeting; and

3.	such other business as may properly come before the meeting.

You are entitled to notice of and to vote at the annual meeting if you are the record holder of shares of our common stock at the close of business on the record date, March 31, 2003. Each share entitles the holder to one vote on each matter submitted to a vote. As of the record date, 63,066,851 shares were outstanding. A majority of the outstanding shares of common stock must be represented at the annual meeting in person or by proxy to constitute a quorum. Abstentions and broker non-votes will count toward the presence of a quorum.

Nominees for directors are elected by a plurality of all votes cast at the annual meeting. The stockholder proposal, if presented, must be approved by a majority of the votes cast.

The shares of common stock represented by all properly executed proxies returned to us will be voted at the annual meeting as instructed or, if no instruction is given, “FOR” the nominees for director and “AGAINST” approval of the stockholder proposal. As to any other business which may properly come before the annual meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. As of the date of this proxy statement we are not aware of any other business which may come before the annual meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with our Secretary a duly signed revocation or a proxy bearing a later date or (b) by voting in person at the annual meeting. However, mere attendance at the annual meeting will not revoke a proxy.

No person is authorized to give any information or to make any representations on behalf of Arden Realty other than those contained in this proxy statement, and, if given or made, that information must not be relied upon as having been authorized by us and the delivery of this proxy statement shall not, under any circumstances, create any implication that there has been no change in our affairs or with respect to the matters addressed in this proxy statement since the date hereof.

The date of this proxy statement is April 15, 2003 and it is first being mailed to our stockholders on or about April 15, 2003.

EXECUTIVE OFFICERS

The following is a biographical summary of the experience of our executive and senior officers.

Richard S. Ziman. Mr. Ziman, 60, is one of our founders and has served as our Chairman of the Board and Chief Executive Officer and as a Director since our formation in October 1996. Mr. Ziman has been involved in the real estate industry for over 30 years. In 1990, Mr. Ziman formed Arden Realty Group, Inc., subsequently known as “Namiz,” and served as its Chairman of the Board and Chief Executive Officer from its inception until our formation. In 1979, he co-founded Pacific Financial Group, a diversified real estate investment and development firm headquartered in Beverly Hills, of which he was the Managing General Partner. Mr. Ziman received his Bachelor’s Degree and his Juris Doctor Degree from the University of Southern California and from 1971 to 1980 practiced law as a partner of the law firm of Loeb & Loeb, specializing in transactional and financing aspects of real estate. Mr. Ziman’s three-year term as Director expires at the 2005 annual meeting of stockholders.

Victor J. Coleman. Mr. Coleman, 41, is one of our founders and has served as our President and Chief Operating Officer and as a Director since our formation in October 1996. Mr. Coleman was a co-founder of Namiz and was its President and Chief Operating Officer from 1990 to 1996. From 1987 to 1989, Mr. Coleman was Vice President of Los Angeles Realty Services, Inc. and earlier in his career, from 1985 to 1987, was Director of Marketing and Investment Advisor for Development Systems International and an associate at Drexel Burnham Lambert specializing in private placements with institutional and individual investors. Mr. Coleman received his Bachelor’s Degree from the University of California at Berkeley and received his Master of Business Administration Degree from Golden Gate University. Mr. Coleman’s three-year term as Director expires at the 2005 annual meeting of stockholders.

Andrew J. Sobel. Mr. Sobel, 43, has served as our Executive Vice President – Strategic Planning and Operations, with oversight over our operational and financial strategies since July 2000. Prior to that, Mr. Sobel served as our Executive Vice President and Director of Property Operations from August 1996 until his resignation in February 2000. From February 2000 to July 2000, Mr. Sobel served as the President of an Internet information based company. Mr. Sobel is an attorney, admitted to the State Bar of California in 1985, with 11 years of experience in the practice of real estate law. Mr. Sobel received his Bachelor’s Degree from State University of New York at Oswego and his Juris Doctor Degree from the University of California, Berkeley (Boalt Hall).

Richard S. Davis. Mr. Davis, 44, has served as our Senior Vice President, Chief Financial Officer since December 2001. From July 2000 to November 2001, Mr. Davis served as our Senior Vice President, Co-Chief Financial Officer and Treasurer. From December 1997 to July 2000, Mr. Davis served as our Senior Vice President and Chief Accounting Officer. From 1996 to 1997, Mr. Davis was with Catellus Development Corporation where he was responsible for accounting and finance for the asset management and development divisions. From 1985 to 1996, Mr. Davis served as a member of the audit staff of both KPMG LLP and Price Waterhouse LLP, specializing in real estate. Mr. Davis is a Certified Public Accountant in the states of California and Missouri and a member of the American Institute of CPAs. Mr. Davis received his Bachelor of Science Degree in Accounting from the University of Missouri at Kansas City.

Randy J. Noblitt. Mr. Noblitt, 46, has served as our Senior Vice President since July 2001. From November 1997 to June 2001, Mr. Noblitt served as our Senior Vice President – Property Operations. From 1995 to 1997, Mr. Noblitt established a management consulting practice serving the real estate industry. From 1993 to 1995, Mr. Noblitt served as Senior Vice President of Tishman West in charge of their Southern California operations. In 1992 and 1993, Mr. Noblitt served as Senior Portfolio Manager and Director of Management Services for Cushman & Wakefield in Southern California. Mr. Noblitt’s career includes extensive experience in asset management, leasing and development of all commercial property types. Mr. Noblitt received his Bachelor of Science Degree in Business Administration from California State University, Northridge.

Robert C. Peddicord. Mr. Peddicord, 41, has served as our Senior Vice President – Leasing and Property Operations since January 2001. From October 1997 to December 2000 Mr. Peddicord served as our Senior Vice President – Leasing. From 1987 to 1996, Mr. Peddicord was a Managing Director in the West Los Angeles office of Julien J. Studley, representing landlords and tenants in the leasing of office space. From 1984 to 1986, Mr. Peddicord served as a branch Vice President for Great Western Financial Corporation. Mr. Peddicord received his Bachelor’s Degree in Economics from the University of California at Los Angeles.

David A. Swartz. Mr. Swartz, 37, has served as our General Counsel and Secretary since August 1999, and from May 1998 to August 1999 served as our Associate General Counsel. From September 1991, until his employment with us, Mr. Swartz was a real estate attorney with the law firm of Allen, Matkins, Leck, Gamble &

Mallory, LLP, where he managed and negotiated commercial real estate transactions, handled litigation for major institutional clients and served as legal advisor to property owners, building and asset managers, real estate brokers and tenants. A graduate of The Wharton School of the University of Pennsylvania with a Bachelor of Science in Economics, Mr. Swartz received his Juris Doctor Degree from the UCLA School of Law in 1991.

Brigitta B. Troy. Ms. Troy, 62, has served as our Senior Vice President – Acquisitions and Dispositions since our formation. Ms. Troy served as Director of Acquisitions for Namiz from 1993 to 1996, and for Pacific Financial Group from 1982 to 1989. During the period from 1989 to 1993, she was principal of Esquire Investment Partners, a real estate advisory firm. A graduate of Radcliffe College, Ms. Troy received her Juris Doctor Degree from the University of Southern California Law School and a Master of Business Administration Degree from the UCLA Graduate School of Management.

EXECUTIVE COMPENSATION

The following table sets forth information with respect to the compensation we paid for services rendered during the fiscal years ended December 31, 2002, 2001 and 2000 to our “named officers.” Our named executive officers consist of (a) our Chief Executive Officer and (b) our five other most highly compensated executive officers other than the Chief Executive Officer.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Title	Year	Salary($)	Bonus($)		Other Annual Compensation ($) (1)	Options Granted (#)	Restricted Stock($)(1)		All Other Compensation($) (3)
Richard S. Ziman Chairman of the Board and Chief Executive Officer	2002 2001 2000	580,000 550,000 487,500	290,000 415,000 450,000	(4)	14,400 14,400 14,400	44,500 100,00 200,000	1,413,500 696,800 2,025,000	(5) (6) (6)	124,240 7,875 5,250
Victor J. Coleman President, Chief Operating Officer and Director	2002 2001 2000	450,000 425,000 352,000	225,000 309,375 308,125	(4)	14,400 14,400 14,400	33,500 75,000 130,000	1,028,000 536,000 1,518,750	(5) (6) (6)	30,750 7,875 5,250
Andrew J. Sobel (7) Executive Vice President – Strategic Planning and Operations	2002 2001 2000	315,000 300,000 190,375	125,000 225,000 41,250	(4)	9,600 9,600 5,430	26,500 40,000 100,000	642,500 281,400 2,801,250	(5) (6) (6)	24,000 7,875 5,250
David A. Swartz General Counsel and Secretary	2002 2001 2000	205,000 195,000 180,000	100,000 100,000 80,000		2,400 — —	— 25,000 30,000	205,600 134,000 519,000	(5) (6) (6)	18,500 7,875 5,250
Robert C. Peddicord Senior Vice President – Leasing and Operations	2002 2001 2000	225,000 240,000 221,000	— 150,000 140,000		7,200 7,200 7,200	30,000 30,000 47,000	385,500 158,120 519,000	(5) (5) (6)	21,000 7,875 3,608
Richard S. Davis Senior Vice President – Chief Financial Officer	2002 2001 2000	225,000 240,000 207,000	— 150,000 140,000		7,200 5,400 —	30,000 30,000 47,000	385,500 158,120 519,000	(5) (6) (6)	21,000 7,875 3,608

(1)	Represents annual auto allowances.

(2)	Restricted stock is awarded pursuant to our Long-Term Incentive Program. All restricted stock awards granted under our Long-Term Incentive Program are made in accordance with the provisions of the 1996 Stock Option and Incentive Plan of Arden Realty, Inc. and Arden Realty Limited Partnership. The amounts shown reflect the market value of the restricted stock awards on the date of grant. The restriction on these awards prohibits the sale or transfer of such shares until vested.

(3)	Represents the amount we contributed pursuant to our 401(k) retirement plan. In 2002, it also includes contributions we made to our Deferred Compensation Plan in the amounts of $116,000, $22,500, $15,750, $10,250, $12,750 and $12,750 for the benefit of Messrs. Ziman, Coleman, Sobel, Swartz, Peddicord and Davis, respectively.

(4)	Represents amounts for specific long-term performance measures achieved in March 2002. These executives received no other performance bonus for 2002.

(5)	These restricted stock awards vest equally on the anniversary date of the awards over ten years.

(6)	At the time of their issuance these restricted stock awards began vesting equally on the anniversary date of the awards over four years for 100,000 shares of common stock for Mr. Sobel and over five years for 10,000 shares of common stock for Mr. Sobel and for all awards to Messrs. Ziman, Coleman, Swartz, Peddicord and Davis. Beginning in 2002, all unvested restricted stock awards granted during 2000 and 2001 will vest equally on the anniversary date of the awards over ten years from their initial grant date, contingent on the executive’s continued employment.

(7)	In August 1998, we issued 42,553 shares of common stock to Mr. Sobel. These shares were encumbered by a promissory note to us in the amount of $1.0 million. The promissory note was recourse and secured by the shares of common stock issued, bore interest at 6% per annum with all accrued interest and principal due on August 14, 2004. Mr. Sobel resigned as Executive Vice President and Director of Property Operations effective February 18, 2000. At the time of his resignation, Mr. Sobel surrendered the shares of common stock underlying his promissory note and executed a new promissory note in the amount of $223,887, representing the difference between the value of the shares of common stock surrendered and the unpaid principal and interest on his original promissory note. The promissory note bore interest at 6.56% per annum, with all accrued interest and principal due on February 8, 2002. In July 2000, Mr. Sobel returned to Arden as our Executive Vice President – Strategic Planning and Operations and subsequently executed a new promissory note in the amount of $194,936, which is currently outstanding, equal to the unamortized principal amount of the original note, bearing interest at LIBOR + 1.10% and maturing in 2007.

Option Grants in Last Fiscal Year

The following table presents information relating to options to purchase our shares of common stock granted to the named executive officers during 2002.

	Individual Grants (1)
Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Share Price Appreciation For Option Term (2)
					5%	10%
Richard S. Ziman	44,500	27.05%	$25.60	2/14/12	$716,000	$1,816,000
Victor J. Coleman	33,500	20.36%	$25.60	2/14/12	$539,000	$1,367,000
Andrew J. Sobel	26,500	16.11%	$25.60	2/14/12	$427,000	$1,081,000
David A. Swartz	—	—	—	—	—	—
Robert C. Peddicord	30,000	18.24%	$25.60	2/14/12	$483,000	$1,224,000
Richard S. Davis	30,000	18.24%	$25.60	2/14/12	$483,000	$1,224,000

(1)	The options granted become exercisable in three equal installments beginning on the first anniversary of the date of grant. All options granted in 2002 have a term of ten years subject to earlier termination in certain events related to termination of employment. The exercise price for all options granted in 2002 is equal to the fair market value of our outstanding shares of common stock on the date of grant.

(2)	Assumed annual rates of stock price appreciation for illustrative purposes only. These appreciation rates may not be achieved. Actual stock prices will vary from time to time based upon market factors and our financial performance.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information concerning exercised and unexercised options held by the named executive officers at December 31, 2002.

Name	Shares Acquired on Exercise (#)		Value Realized ($)	Number of Securities Underlying Unexercised Options At December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002 (1)
				Exercisable	Unexercisable	Exercisable	Unexercisable
Richard S. Ziman	—		—	1,191,334	177,833	$951,000	$—
Victor J. Coleman	80,000		$438,663	781,666	126,834	$537,000	$—
Andrew J. Sobel	—		—	249,999	86,501	$86,000	$—
David A. Swartz	6,000		$50,220	45,667	26,667	$21,000	$—
Robert C. Peddicord	15,000		$122,550	156,334	65,666	$101,000	$—
Richard S. Davis	1,600	(2)	—	129,734	65,666	$140,000	$—

(1)	Based on the December 31, 2002 closing price of $22.15 per share of our common stock, as reported by the New York Stock Exchange.

(2)	Mr. Davis exercised and held these shares.

Employment Agreements

We have entered into employment agreements with Messrs. Ziman, Coleman, Sobel, Swartz, Peddicord, and Davis. The employment agreements of Messrs. Ziman and Coleman expire in July 2004, the employment agreement for Mr. Sobel expires in March 2005 and the employment agreements for Messrs. Peddicord, Davis and Swartz originally expired in December 2000. However, these employment agreements all are subject to automatic one-year extensions following the expiration of those terms and provide for a base compensation and bonus to be determined by our compensation committee.

The annual compensation and bonuses paid to these executives for 2002 are presented in the Summary Compensation table above.

The employment agreements of Messrs. Ziman, Coleman, Sobel, Swartz, Peddicord, and Davis entitle the executives to participate in our 1996 Stock Option and Incentive Plan. Each executive has been allocated the number of stock options and restricted stock awards presented in the tables above. Each executive will also receive certain other insurance and pension benefits.

In the event of a termination of any of these executives by us without “cause”, a termination by the executive for “good reason”, or a termination pursuant to a “change in control,” as those terms are defined in their respective employment agreements, the terminated executive will be entitled to (1) a single severance payment and (2) continued receipt of certain health benefits for a specified period of time following the date of termination. The single severance payments for Messrs. Ziman and Coleman are equal to the sum of four times the respective executive’s highest annual base compensation for the preceding 48 months and four times the highest annual bonus received in the preceding 48-month period. The single severance payment for Mr. Sobel is equal to three times the average annual base compensation for the preceding 36-month period and an amount equal to three times the highest bonus received for the preceding 36-month period. The single severance payment for Messrs. Peddicord, Davis and Swartz is equal to the sum of three times their average annual base compensation for the preceding 24-month period and an amount equal to three times their highest annual bonus received in the preceding 24-month period. Messrs. Ziman and Coleman will continue to receive the health benefits for four years commencing on the date of termination, Mr. Sobel will continue to receive health benefits for three years commencing on the date of termination, and Messrs. Swartz, Peddicord, and Davis will continue to receive the health benefits for up to 18 months commencing on the date of termination. In the event of a termination without cause, in addition to payment of the single severance payment for Messrs. Ziman, Coleman, Sobel, Swartz, Peddicord, and Davis any unvested stock options and restricted stock awards will become fully vested as of the date of termination. In addition, if any of Messrs. Ziman’s, Coleman’s, Sobel’s, Swartz’s, Peddicord’s, or Davis’ severance payments or benefits are deemed to be parachute payments under the Internal Revenue Code, we have agreed to make additional payments to the executive to compensate him for the additional tax obligations.

Stock Option and Incentive Plan

We adopted the 1996 Stock Option and Incentive Plan for the purpose of attracting and retaining executive officers, directors and employees. The plan is qualified under Rule 16b-3 under the Securities Exchange Act of 1934. The plan is administered by the compensation committee and provides for the granting of stock options, stock appreciation rights or restricted stock awards with respect to up to 6.5 million shares of our common stock to executives or other key employees. Stock options may be granted in the form of “incentive stock options”, as defined in Section 422 of the Internal Revenue Code, or non-statutory stock options and, subject to the time vesting provisions of each grant, are exercisable for up to 10 years following the date of grant. The exercise price of each option will be set by the compensation committee, provided, however, that the price per share must be equal to or greater than the fair market value of our common stock on the grant date.

The plan also provides for the issuance of stock appreciation rights which will generally entitle a holder to receive cash or stock, as determined by the compensation committee, at the time of exercise equal to the difference between the exercise price and the fair market value of our common stock. In addition, the plan permits us to issue shares of restricted stock to executives or other key employees upon terms and conditions as determined by the compensation committee.

401(k) Plan

The Arden Realty 401(k) Plan and Trust covers our eligible employees and any designated affiliates.

The 401(k) Plan permits our eligible employees to defer up to 20% of their annual compensation, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. Employees are generally eligible to participate in the 401(k) Plan after four months of service. During 2002, we made matching contributions to the 401(k) Plan equal to 75% of each participating employee’s contribution with a maximum match of 7.5% of annual compensation. Employees vest 25% in our matching contributions for each full year of service, vesting 100% after four full years of service.

The 401(k) Plan qualifies under Section 401 of the Internal Revenue Code so that contributions by employees or by us to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that our contributions are deductible by us when made.

Deferred Compensation Plan

On June 1, 2002, the Board of Directors adopted a Deferred Compensation Plan, or the Plan. This plan provides certain employees, selected by the compensation committee, with supplemental deferred benefits in the form of retirement payments. Currently, the compensation committee has selected eight of our key employees to participate in the Plan including all six of our named executive officers presented in the Summary Compensation table above.

During 2002, we made contributions in the amount of 20% of the annual salary for Mr. Ziman and 5% of the annual salary for each of our other named executive offices. The contributions made by us on behalf of the Plan participants vest 100% to the benefit of the Plan participants after seven years of service to Arden Realty. In addition, the contributions will vest automatically in the event of a “change in control” as defined in the Plan or death of the participant while he or she is actively employed by us. The participants can begin drawing the amounts credited in their accounts 30 days after reaching 65 years of age in the form of annual installments or in a single lump sum.

A life insurance policy has been purchased on the life of each Plan participant naming Arden Realty as sole beneficiary to provide a reimbursement to us for all or a portion of the contributions made under the Plan including the cost of the use of our money.

The Board believes that the Plan aids in the ability to attract, retain, motivate and provide financial security to key management employees who render valuable services to us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In August 1998, we issued 42,553 shares of common stock to Mr. Sobel. These shares were encumbered by a promissory note to us in the amount of $1.0 million. The promissory note was recourse and secured by the shares of common stock issued, bore interest at 6% per annum with all accrued interest and principal due on August 14, 2004. Mr. Sobel resigned as Executive Vice President and Director of Property Operations effective February 18, 2000. At the time of his resignation, Mr. Sobel surrendered the shares of common stock underlying his promissory note and executed a new promissory note in the amount of $223,887, representing the difference between the value of the shares of common stock surrendered and the unpaid principal and interest on his original promissory note. The promissory note bore interest at 6.56% per annum, with all accrued interest and principal due on February 8, 2002. In July 2000, Mr. Sobel returned to Arden as our Executive Vice President – Strategic Planning and Operations and subsequently executed a new promissory note in the amount of $194,936, which is currently outstanding, equal to the unamortized principal amount of the original note, bearing interest at LIBOR + 1.10% and maturing in 2007.

On July 19, 2001, Mr. Peddicord executed a promissory note payable to us in the amount of $50,000. This note bears interest at an annual rate of 6.0% and matures on July 19, 2006. On September 28, 2001, Messrs. Sobel and Peddicord executed promissory notes payable to us, in the amounts of $222,369 and $18,679, respectively. These notes bear interest at an annual rate of 5.75% and mature on September 28, 2006 for Mr. Peddicord and on September 28, 2011 for Mr. Sobel. These notes were executed for the purpose of meeting payroll taxes due upon the vesting of restricted stock awards and are personally guaranteed by each of the respective executive officers.

On September 28, 2001, Messrs. Ziman and Coleman executed promissory notes payable to us, in the amounts of $71,158 and $53,368, respectively. These notes were executed for the purpose of meeting payroll taxes due upon the vesting of restricted stock awards and were personally guaranteed by each of the respective executive officers. On February 1, 2002, Messrs. Ziman and Coleman repaid their promissory notes in full, including accrued interest. These notes bore interest at an annual rate of 5.75% and had a maturity date of September 28, 2006.

BOARD OF DIRECTORS, MEETINGS AND ATTENDANCE

Pursuant to our charter, our Board is composed of seven directors, with one vacancy as a result of Mr. Kenneth Roath’s recent resignation from our Board. The Board is divided into three classes, as nearly equal in number as possible. The director classes currently consist of:

•	two members whose terms will expire at the 2003 annual meeting of stockholders;

•	two members whose terms will expire at the 2004 annual meeting of stockholders; and

•	two members whose terms will expire at the 2005 annual meeting of stockholders.

Our Board of Directors held seven meetings during the fiscal year ended December 31, 2002. All directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board and (ii) the total number of meetings of the committees of the Board on which such directors served.

Board Committees

Our Board has an audit committee, an executive committee, a compensation committee, a nominating/corporate governance committee and an acquisition committee.

Audit Committee. The audit committee consists of Messrs. Good, its Chairman, Covitz and Flax. All members of the audit committee are “independent” of our management as defined by the current New York Stock Exchange, or NYSE, listing standards, as well as the more stringent standards currently proposed by the NYSE, and are financially literate. As a senior partner in an accountancy corporation, Mr. Good also has significant accounting and related financial management expertise, and the Board has determined that he is a “financial expert” as defined by the Securities and Exchange Commission.

The primary responsibility of the audit committee is to oversee our financial reporting process on behalf of the Board and report the results of their activities to the Board. Our management is responsible for preparing our financial statements, and our independent auditors are responsible for auditing those financial statements.

The audit committee provides assistance to the Board in fulfilling its oversight responsibility to the stockholders, potential stockholders, the investment community, and others relating to our financial statements and the financial reporting process, the systems of internal accounting and financial controls, the annual independent audit of our financial statements, and the legal compliance and ethics programs as established by management and the Board. In so doing, it is the responsibility of our audit committee to maintain free and open communication between the audit committee, our independent auditors, and our management. In discharging its oversight role, the audit committee is empowered to investigate any matter brought to its attention with full access to all of our books, records, facilities, and personnel and the authority to retain outside counsel, or other experts for this purpose.

The Board has adopted a written charter for the audit committee, a copy of which was attached to our 2001 proxy statement and filed with the Securities and Exchange Commission.

The audit committee met seven times during 2002.

Executive Committee. The executive committee consists of Mr. Ziman, its Chairman, and Mr. Coleman. Subject to our conflict of interest policies, the executive committee has authority to dispose of real property and the power to authorize on behalf of the full Board of Directors the execution of certain contracts and agreements, including those related to our debt financings.

The executive committee did not meet during 2002.

Compensation Committee. The compensation committee consists of independent directors Mr. Covitz, its Chairman, and Messrs. Good and Gold. The function of the compensation committee is to:

•	establish, review, modify, and adopt compensation plans and arrangements for our employees and consultants; and

•	review, determine and establish the compensation including salaries, bonuses, stock option grants and restricted stock awards for our officers.

The compensation committee met one time during 2002.

Compensation CommitteeInterlocks and Insider Participation. There are no compensation committee interlocks and none of our current or former employees participates on the compensation committee.

Nominating/Corporate Governance Committee. The nominating/corporate governance committee formed in June of 2002 consists of Mr. Gold, its Chairman, and Mr. Good. The function of the nominating/corporate governance committee is to review the qualifications of candidates for director made by directors, stockholders, management and others, to make recommendations to the Board regarding the composition of the Board of Directors and to nominate individual candidates for election to the Board of Directors. In addition this committee evaluates the effectiveness of our corporate governance practices and recommends to the Board changes to our corporate governance practices.

This new nominating/corporate governance committee did not meet in 2002.

Acquisitions Committee. The acquisitions committee consists of Mr. Ziman, its Chairman, and Messrs. Coleman, and Covitz. The acquisitions committee has the authority to approve the acquisitions of real property with purchase prices up to $20 million. Any acquisitions greater in amount require full Board approval.

During 2002, we acquired five properties totaling $135 million. These property acquisitions were approved by the entire Board, therefore, the acquisitions committee did not meet during 2002.

Compensation of Directors

Each director receives annual compensation of $25,000 for their services. Each director also receives $1,000 for each Board Meeting attended and an additional $1,000 for each meeting attended, unless the committee meeting is held on the day of a Board meeting. Each chairman of a committee also receives an annual payment of $3,000.

Beginning in 2003, a fee of $10,000 per year will be paid to the audit committee member serving as audit committee chairman, and a fee of $3,000 per year for each director serving as an audit committee non-chairman member. In addition, each audit committee member will be paid $2,000 for attendance at each audit committee meeting.

Each director who is not an employee is also reimbursed for reasonable expenses incurred to attend director and committee meetings. Directors who are also our officers are not paid any directors’ fees.

In addition, under our Stock Option and Incentive plan, upon initial appointment to the Board, each non-employee director is automatically granted options to purchase 10,000 shares of common stock at the then current market price. These initial options vest during the directors’ continued service over a four year period at a rate of 2,500 shares of common stock per year on the anniversary date of such grant.

On October 15, 1997, each non-employee director was granted options to purchase an additional 10,000 shares of common stock at $32.25 per share, the closing price on such date. On December 15, 1998, each non-employee director was granted options to purchase an additional 40,000 shares of common stock at the closing price on such date. On November 30, 1999, each non-employee director was granted options to purchase an additional 10,000 shares of common stock at $19.25 per share, the closing price on such date. On July 27, 2000, each non-employee director was granted options to purchase an additional 50,000 shares of common stock at $25.50 per share, the closing price on such date. These options vest during the directors’ continued service over a three-year period, with one third of the options vesting on each anniversary of the grant date. The following table sets forth certain information concerning exercised and unexercised options held by non-employee directors as of December 31, 2002:

	Number of Shares Underlying Options Granted (#)		Exercise Price Per Share	Expiration Date
Name	Exercisable	Unexercisable
Carl D. Covitz	10,000 10,000 40,000 10,000 33,333	— — — — 16,667	$20.00 32.25 22.50 19.25 25.50	10/04/06 10/15/07 12/15/08 11/30/09 7/27/10

Larry S. Flax	10,000 10,000 40,000 10,000 33,333	— — — — 16,667	$27.00 32.25 22.50 19.25 25.50	2/13/07 10/15/07 12/15/08 11/30/09 7/27/10

Peter S. Gold	10,000 40,000 10,000 33,333	— — — 16,667	$25.94 22.50 19.25 25.50	7/22/08 12/15/08 11/30/09 7/27/10

Steven C. Good	10,000 40,000 10,000 33,333	— — — 16,667	$32.25 22.50 19.25 25.50	10/15/07 12/15/08 11/30/09 7/27/10

On July 15, 2002, each non-employee director was granted 1,000 shares of restricted stock. The fair market value on the date of grant for these restricted shares was $25.09 per share. All restricted stock awards vest equally on the anniversary date of the awards over five years with one-fifth of the awards vesting in each anniversary of the grant date.

Audit Committee Report

The audit committee is composed of three independent directors and operates under a charter adopted by the Board of Directors. The audit committee oversees our financial reporting process on behalf of the Board of Directors. Management of Arden Realty has the primary responsibility for the Company’s financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed and discussed the audited financial statements as of and for the year ended December 31, 2002 to be included in the Annual Report on Form 10-K with management. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards, as well as the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AV380) as may be modified or supplemented. In addition, the committee has discussed with the independent auditors the auditors’ independence from us and our management including the matters in the written disclosures required by the Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence.

Based on the foregoing meetings, reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements as of and for the year ended December 31, 2002 be included in Arden Realty’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

Steven C. Good, Chairman

Carl D. Covitz

Larry S. Flax

March 20, 2003

Compensation Committee Report on Executive Compensation

The compensation committee of the Board of Directors is composed of the three non-employee directors. Each member has general review authority over compensation levels of all corporate officers and key management personnel, oversees benefit and compensation programs, and, from time to time, considers and recommends new programs to the Board. In March 2003, the Board elected Mr. Covitz as compensation committee chairman upon the resignation from the Board of Mr. Roath. Mr. Covitz was not part of the compensation committee in 2002 and therefore his name does not appear at the end of this report. The names of the other two members of the compensation committee appear at the end of this report.

The compensation committee is responsible for reviewing the performance of, and recommending to the Board, the compensation of Mr. Ziman, Arden Realty’s Chairman of the Board and Chief Executive Officer. The Board has the final authority to set Mr. Ziman’s compensation.

In 2002, Mr. Ziman received an annual base salary of $580,000 pursuant to his employment agreement, as well as a cash bonus of $290,000 that was contingent upon Arden Realty reaching specific long-term performance measures which were achieved in March 2002. The compensation committee did not award a cash bonus to Mr. Ziman for the overall performance of Arden Realty in 2002 as measured by the Company’s funds from operations (FFO) per share and return on equity. In addition, Mr. Ziman received restricted stock awards totaling 55,000 shares of common stock that vest equally over ten years on the anniversary date of the awards and an option grant exercisable for 44,500 shares of common stock that vests equally over three years on the anniversary date of the grant. The compensation committee believes that the restricted stock awards and the option grant to Mr. Ziman in 2002 are consistent with the long-term performance objectives of Arden Realty, and are also consistent with the compensation committee’s philosophy to link a substantial portion of the chief executive officer’s compensation with the long-term value created for our stockholders.

The compensation committee also reviews the individual performance levels for other senior executives whose compensation is detailed in this Proxy Statement.

Set forth below is a report of the compensation committee describing Arden Realty’s compensation policies for 2002.

Overall Policy

The key elements of our senior executive compensation program consist of annual compensation (base salary and cash bonuses) and a long-term incentive opportunity. The program is intended to enable us to attract, motivate, and retain senior executives, by providing a fully competitive total compensation package based on both individual and corporate performance, taking into account both annual and long-term performance goals, and recognizing individual initiative and achievement. In the view of the compensation committee, the program fully satisfied those goals in 2002.

The program employs cash incentives based upon performance and long-term incentive restricted stock awards and stock options with time vesting provisions. The compensation committee endorses the view that performance-based annual cash compensation and stock-based long-term incentives aid in aligning management’s and stockholders’ interests and enhance value to stockholders. Accordingly, these elements play an important role in the total compensation packages for our executive officers.

Annual Compensation Program

Annual total cash compensation for senior executives consists of base salary and performance-based cash bonuses.

Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executives, including a comparison to base salaries for comparable positions at other real estate companies. We targeted base salaries at the 50th percentile of Arden Realty’s peer group. This group was surveyed by one of Arden Realty’s consultants and consisted of 21 publicly traded real estate companies.

Bonus awards are determined by evaluating the performance of the senior executive and Arden Realty’s overall performance. Based on our review, five of Arden Realty’s named officers summarized in the Executive Compensation Table included in this Proxy Statement were not awarded a cash bonus for Arden Realty’s performance in 2002.

Long-Term Incentive Program

The long-term incentive program for senior executives consists of the use of stock options and restricted stock awards. Options are typically granted annually. In 2002, all of Arden Realty’s senior executives participated in the long-term incentive program. The primary purpose of the program is to offer an incentive for the improvement of our long-term performance and promote growth in stockholder value.

Options and restricted stock awards may be granted under the program to our senior executives at the discretion of the compensation committee. The committee determines long-term compensation based on corporate performance as measured by Arden Realty’s FFO per share growth, return on equity and successful implementation of the Company’s long-term capital and business plans. The exercise price for all option shares granted to senior executives is the fair market value on the date of the grant and options vest equally on an annual basis, typically over a two to three year period.

Annual compensation, restricted stock awards and stock options granted to Arden Realty’s senior executive officers in 2002 are summarized in the Executive Compensation Table included in this Proxy Statement.

Limitation on Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers of Arden Realty. To qualify for deductibility under Section 162(m), compensation in excess of $1,000,000 per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be “performance-based” compensation as determined under Section 162(m), which includes most stock option and other incentive arrangements, the material terms of which have been approved by stockholders.

Despite the fact that the Arden Realty’s bonus awards are determined based on the evaluation of Arden Realty’s performance and take into consideration certain financial and strategic goals, the compensation committee does not apply these factors on a strict formulaic basis. As a result, Arden Realty’s bonus awards may not satisfy the requirements of Section 162(m). The compensation committee believes that because Arden Realty qualifies as a REIT under the Code and is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) does not have a material adverse consequence to Arden Realty, provided Arden Realty continues to distribute 90% of its taxable income. The committee reserves the right to design programs that recognize a full range of performance criteria important to Arden Realty’s success, even where the compensation paid under such programs may not be deductible.

Compensation Committee

Peter S. Gold

Steven C. Good

Date: April 15, 2003

The above report of the compensation committee will not be deemed to be incorporated by reference into any filing by Arden Realty under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

Performance Graph

The following line graph compares the change in our cumulative stockholder return on our shares of common stock to the cumulative total return of the Standard & Poor’s 500 Stock Index or S&P 500, and the National Association of Real Estate Investment Trusts, Equity REIT Total Return Index, or the NAREIT Equity Index, from December 31, 1997 to December 31, 2002. The graph assumes the investment of $100 in shares of our common stock and each of the indices on December 31, 1997 and the reinvestment of all distributions. The return shown on the graph is not necessarily indicative of future performance.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of shares of common stock (and shares of our common stock for which common operating partnership units of Arden Realty Limited Partnership, are exchangeable) as of March 31, 2003 for (1) each person known by us to be the beneficial owner of five percent or more of our outstanding shares of common stock, (2) each director and each named executive officer and (3) our directors and executive officers as a group. Except as indicated below, all of these shares of commons stock are owned directly, and the indicated person has sole voting and investment power.

Name and Address (1)	Number of Shares of Common Stock (2)		Percentage of Common Stock Outstanding

Cohen & Steers Capital Management, Inc. 757 Third Avenue New York, NY 10017	9,387,095	(3)	14.90	% (3)

Morgan Stanley Dean Witter 1585 Broadway New York, NY 10036	6,457,304	(4)	10.24	% (4)

Deutsche Bank AG Taunusanlage 12, D- 60325 Frankfurt am Main Federal Republic of Germany	5,246,916	(5)	8.32	% (5)

Richard S. Ziman	2,851,327	(6)	4.44%

Victor J. Coleman	1,621,757	(7)	2.44%

Andrew J. Sobel	413,082	(8)	*

David A. Swartz	77,067	(9)	*

Robert C. Peddicord	218,734	(10)	*

Richard S. Davis	193,734	(11)	*

Carl D. Covitz	105,834	(12)	*

Larry S. Flax	115,834	(13)	*

Peter S. Gold	99,834	(14)	*

Steven C. Good	97,234	(15)	*

All directors and officers as a group (12 persons)	5,987,404	(16)	9.53%

*	Less than one percent.

(1)	Unless otherwise indicated, the address for each of the persons listed is 11601 Wilshire Boulevard, Fourth Floor, Los Angeles, CA 90025.

(2)	The number of shares of common stock beneficially owned is based on the Securities and Exchange Commission regulations regarding the beneficial ownership of securities. The number of shares of common stock beneficially owned by a person assumes that all common units of Arden Realty Limited Partnership held by the person are exchanged for shares of common stock, that none of the common units held by other persons are so exchanged, that all options and warrants exercisable within 60 days of March 31, 2003 to acquire shares of common stock held by the person are exercised, that no options or warrants to acquire shares of common stock held by other persons are exercised and that all restricted stock awards are fully vested.

(3)	Represents the number of shares of common stock owned pursuant to a Form 13G filed with the Securities and Exchange Commission on February 14, 2003. According to such Form 13G, Cohen & Steers Capital Management, Inc. has sole voting power with respect to 8,225,395 shares and sole dispositive power with respect to all 9,387,095 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(4)	Represents the number of shares of common stock owned pursuant to a Form 13G filed with the Securities and Exchange Commission on February 18, 2003. According to such Form 13G, Morgan Stanley Dean Witter has shared voting power with respect to 5,245,557 shares and sole dispositive power with respect to all 6,457,304 shares. The shares of common stock owned are held for the benefit of its clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates. This stockholder is reporting the combined holdings of the entities for the purpose of administrative convenience.

(5)	Represents the number of shares of common stock owned pursuant to a Form 13G filed with the Securities and Exchange Commission on February 5, 2003. According to such Form 13G, Deutche Bank AG has sole voting power with respect to all 5,246,916 shares, sole dispositive power with respect to 4,549,666 shares and shared dispositive power with respect to 661,800 shares.

(6)	Represents (a) 98,342 common units owned by Mr. Ziman, (b) 441,212 common units owned by entities which are 100% owned by Mr. Ziman, (c) 136,674 common units owned by a family partnership, in which Mr. Ziman has shared voting and investment power and of which Mr. Ziman is a 20% general partner and disclaims beneficial ownership of the remaining 80% in which he has no pecuniary interests, (d) 160,288 shares related to unvested restricted stock awards, (e) 806,644 shares of common stock owned by Mr. Ziman, (f) 2,000 shares of common stock owned by entities which are 100% owned by Mr. Ziman and (g) 1,206,167 shares of common stock related to exercisable stock options.

(7)	Represents (a) 281,388 common units owned by a family trust of which Mr. Coleman is the trustee with sole voting and dispositive power, (b) 99,458 common units owned by an entity which is 100% owned by Mr. Coleman, (c) 113,666 shares related to unvested restricted stock awards, (d) 334,412 shares of common stock owned by family trusts of which Mr. Coleman is the trustee with sole voting and dispositive power and (e) 792,833 shares of common stock related to exercisable stock options.

(8)	Represents 2,000 common units and 34,522 shares of common stock owned by Mr. Sobel, 117,728 shares related to unvested restricted stock and 258,832 shares related to exercisable stock options awards.

(9)	Represents 26,278 shares related to unvested restricted stock awards, 5,122 shares of common stock owned and shares related to exercisable stock options.

(10)	Represents 44,388 shares related to unvested restricted stock awards, 8,012 shares of common stock owned and shares related to exercisable stock options.

(11)	Represents 44,388 shares related to unvested restricted stock awards, 9,612 shares of common stock owned and shares related to exercisable stock options.

(12)	Represents 2,200 shares related to unvested restricted stock awards, 300 shares of common stock owned and shares related to exercisable stock options.

(13)	Includes 103,334 shares related to exercisable stock options and 2,200 shares related to unvested restricted stock awards.

(14)	Represents 4,300 shares, of which 4,000 shares are owned of record by a family trust of which Mr. Gold is a co-trustee with shared investment and voting power; 2,200 shares related to unvested restricted stock awards and 93,334 shares related to exercisable stock options.

(15)	Represents 1,700 shares of common stock owned, of which 1,000 shares are held in trust by the Good Swartz Brown & Berns LLP Pension Plan and 400 shares in Mr. Good’s 401(k) Plan with Good Swartz Brown & Berns LLP; 2,200 shares related to unvested restricted stock awards and 93,334 shares related to exercisable stock options.

(16)	Includes 3,167,570 shares related to exercisable stock options and 532,634 shares related to unvested restricted stock awards.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Such persons are required by the regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of copies of such forms received by us with respect to fiscal 2002, or written representations from certain reporting persons, we believe that during fiscal 2002 all of our directors and executive officers and persons who own more than 10% of our common stock complied with the reporting requirements of Section 16(a), except for a late in filing of one report concerning a stock purchase that occurred in November 2002 by Victor J. Coleman and concerning a restricted stock grant in July 2002 for each of Larry S. Flax, Peter S. Gold, Steven C. Good, Carl D. Covitz and Kenneth D. Roath.

PROPOSAL 1: ELECTION OF DIRECTORS

Pursuant to our Charter, we have seven directors, who are divided into classes, as nearly equal in number as possible. The directors currently are divided into three classes, consisting of two members whose terms will expire at this annual meeting, two members whose terms will expire at the 2004 annual meeting of stockholders and two members whose terms will expire at the 2005 annual meeting of stockholders. As a result of Kenneth Roath’s recent resignation from our Board of Directors, there is currently one vacancy on the Board. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Pursuant to the Charter, at each annual meeting the successors to the class of directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Accordingly, at this annual meeting, the nominees for election will be elected to hold office for a term of three years until the annual meeting of stockholders to be held in the year 2006, and until their respective successors are duly elected and qualified.

Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of the Board’s nominees listed below. Each nominee has consented to be named in this Proxy Statement and to serve as a director if elected.

The information below relating to the nominees for election as director and for each of the other directors whose terms of office continue after the annual meeting has been furnished to us by the respective individuals.

Nominees for Director

Carl D. Covitz. Mr. Covitz, 64, has served as a member of our Board of Directors since our formation as a public company in October 1996. For the past 20 years, Mr. Covitz has served as the owner and President of Landmark Capital, Inc., a national real estate development and investment company involved in the construction, financing, ownership and management of commercial, residential and warehouse properties. Mr. Covitz has also previously served, from 1990 to 1993, as Secretary of the Business, Transportation & Housing Agency of the State of California as well as Under Secretary and Chief Operating Officer of the U.S. Department of Housing and Urban Development from 1987 to 1989. Mr. Covitz is on the Board of Trustees of the SunAmerica Annuity Funds. Mr. Covitz was the founding Chairman of the Board of Directors of Century Housing Corporation and is the past Chairman of the Board of several organizations including the Federal Home Loan Bank of San Francisco and the Los Angeles City Housing Authority. Mr. Covitz received his Bachelor’s Degree from the Wharton School at the University of Pennsylvania and his Master of Business Administration from the Columbia University Graduate School of Business. If elected, Mr. Covitz’s term as Director will expire at the year 2006 annual meeting of stockholders.

Larry S. Flax. Mr. Flax, 60, has served as a member of our Board of Directors since December 1996. Mr. Flax is Co-Founder and Co-Chairman of the Board of California Pizza Kitchen. Prior to becoming a restaurateur in 1985, Mr. Flax served in Los Angeles as Assistant U.S. Attorney from 1968 to 1972, Chief of Civil Rights from 1970 to 1971 and Assistant Chief of the Criminal Division for the United States Department of Justice from 1971 to 1972. Mr. Flax attended the University of Washington as an undergraduate and received his Juris Doctor Degree from the University of Southern California Law School in 1967. If elected, Mr. Flax’s term as a Director will expire at the year 2006 annual meeting of stockholders.

Vote Required and Board Recommendation

The directors will be elected by a favorable vote of a plurality of all votes cast at a meeting at which a quorum is present. For purposes of the election of the directors, abstentions will count toward calculation of a quorum but will not be counted as votes cast and will have no effect on the results of the vote. Unless instructed to the contrary, the shares represented by proxies will be voted “FOR” the election of the nominees named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF CARL D. COVITZ AND LARRY S. FLAX TO SERVE UNTIL THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN THE YEAR 2006 AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

Other Directors whose Terms of Office Continue after the Annual Meeting

Information concerning the other directors whose terms do not expire at the annual meeting is set forth below.

Peter S. Gold. Mr. Gold, 77, has served as a member of our Board of Directors since July 1998. During a career that spanned more than 30 years at Price Pfister, Inc., Mr. Gold served as owner, President, Chairman and Chief Executive Officer. Price Pfister, Inc., is one of the largest faucet manufacturers in the world. Mr. Gold executed a leveraged buyout of Price Pfister, Inc. and eventually took that company public in 1987 before selling it in 1988. Mr. Gold remained in his position as Chairman and Chief Executive Officer of Price Pfister, Inc. until his retirement in 1990. Mr. Gold is a Director Emeritus of Home Depot, Inc., and is currently a chairman and a member of the board of trustees of two private organizations. Mr. Gold attended the University of Southern California, received his Juris Doctor Degree from Southwestern University School of Law and received a Doctor of Humane Letters from Pitzer College. Mr. Gold’s term as Director will expire at the 2004 annual meeting of stockholders.

Steven C. Good. Mr. Good, 60, has served as a member of our Board of Directors since our formation as a public company in October 1996. Mr. Good is the senior partner in the firm of Good Swarz Brown & Berns LLP, an accounting firm formed in 2001 from the merger of Good Swartz & Berns and another accounting firm. Mr. Good was the senior partner in the firm of Good Swartz & Berns, an accountancy corporation founded in 1993, which evolved from the firm of Block, Good and Gagerman, which he founded in 1976. Prior to 1976, Mr. Good reached the level of partner at Laventhol & Horwath, a national accounting firm, and later at Freedman Morse Horowitz & Good. Mr. Good is a founder and past Chairman of CU Bancorp, where he was chairman of the bank’s operations from 1982 through 1992. For the past eleven years he has been a member of the Board of Directors of Opto Sensors, Incorporated. Mr. Good received his Bachelor of Science in Business Administration from the University of California at Los Angeles and attended UCLA’s Graduate School of Business. Mr. Good’s term as Director will expire at the 2004 annual meeting of stockholders.

Richard S. Ziman. Our Chairman of the Board and Chief Executive Officer. Biographical information regarding Mr. Ziman is set forth under “Executive Officers” in this Proxy Statement. Mr. Ziman’s term as a Director is scheduled to expire at the year 2005 annual meeting of stockholders.

Victor J. Coleman. Our President and Chief Operating Officer. Biographical information regarding Mr. Coleman is set forth under “Executive Officers” in this Proxy Statement. Mr. Coleman’s term as a Director is scheduled to expire at the year 2005 annual meeting of stockholders.

PROPOSAL 2: STOCKHOLDER PROPOSAL

The Service Employees International Union, 1313 L Street, NW, Washington D.C., 20005, has informed us that it is the beneficial owner of 150 shares of our common stock and it intends to present the following proposal at our 2003 annual meeting. If the stockholder or its representative who is qualified under Maryland law is present at the annual meeting and submits this proposal for a vote, then the stockholder proposal will be voted upon at the annual meeting. In accordance with Federal securities law, we include the stockholder proposal and supporting statement exactly as submitted by the stockholder. We disclaim all responsibility for the content of the proposal and the supporting statement.

Stockholder Proposal

Resolved: The shareholders of Arden Realty, Inc. request the Board of Directors redeem the shareholder rights issued in August 1998 unless such issuance is approved by the affirmative vote of the outstanding shareholders, to be held as soon as is practicable.

Supporting Statement

On August 14, 1998, the Board of Directors of Arden Realty issued, without shareholder approval, certain shareholder rights pursuant to a Shareholder Rights Plan. These rights are a type of anti-takeover device, commonly referred to as a “poison pill,” which injure shareholders by reducing management accountability and adversely affecting shareholder value.

While management and the Board of Directors should have the appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, the future possibility of takeover does not justify the unilateral imposition of a poison pill. As Nell Minow and Robert Monks note in their book Power and Accountability, poison pills “amount to major de facto shifts of voting rights away from shareholders to management, on matters pertaining to the sale of the corporation. They give target boards of directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.”

Rights plans like ours have become increasingly unpopular in recent years. Last year, a majority of shareholders at Arden Realty, Inc., Sears, Safeway, Raytheon, PG&E and Goodyear Tire & Rubber, among others, voted in favor of proposals asking management to redeem or repeal poison pills. In addition, the Council of Institutional Investors—an organization of large corporate and public pension plans—calls for shareholder approval of all poison pills in its Shareholder Bill of Rights.

To assure shareholders that management and Board of Directors respect the right of shareholders to participate in the fundamental decisions that affect the Company’s governance and performance, we urge the Company to redeem the Shareholder Rights Plan or subject it to a vote as soon as may be practical.

Board Response to the Stockholder Proposal

For the third consecutive year, proponent makes a proposal that the Board believes is not in the best interest of the Company or you, the stockholders. THE BOARD RECOMMENDS YOU VOTE “AGAINST” THIS PROPOSAL FOR THE FOLLOWING REASONS:

The Board, of which four of six members are independent, non-employee members, adopted our current Stockholders Rights Agreement, or plan, in 1998 to protect our stockholders against abusive takeover tactics and to ensure that each stockholder would be treated fairly in any transaction involving an acquisition of control of Arden Realty.

Our plan does not, and is not intended to, prevent bidders from making offers to acquire the Company at a price and on terms that would be in the best interests of all stockholders, nor is it intended as a deterrent to a stockholder’s initiation of a proxy contest. If the Board determines that an offer adequately reflects our value and is in the best interests of all stockholders, the Board may redeem the plan and the transaction will continue forward as if the plan had not been in place.

The Board’s decision to not redeem the plan is well supported by substantial empirical evidence. Georgeson & Company Inc.—a nationally recognized proxy solicitor and investor relations firm—analyzed takeover data between 1992 and 1996 to determine whether stockholder rights plans had any measurable impact on stockholder value. The Georgeson study indicated that plans such as ours may better position a board of directors to achieve the best result for all stockholders in the event there is a bid for the Company. Specifically, their findings were as follows:

•	Premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid to target companies without rights plans;

•	Rights plans contributed an additional $13 billion in stockholder value during the five year period studied an stockholders of acquired companies without rights plans gave up $14.5 billion in potential premiums;

•	The presence of a rights plan did not increase the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one; and

•	Rights plans did not reduce the likelihood of a company becoming a takeover target.

Georgeson’s two pioneering “Poison Pill” Impact Studies in 1998 and a 1995 report from JP Morgan reached the same conclusions.

Also, the following information, based upon a study conducted by Jamill Aboumen and Christopher Hayden, supports the premise that companies with stockholder rights plans have experienced higher takeover rates, and lower takeover bid withdrawal and failure rates, than companies without stockholders rights plans.

TAKEOVER BID WITHDRAWAL RATE

Firms Without Pills	11.2%
Firms With Pills	10.3%

HOSTILE BID FAILURE RATE

Firms Without Pills	66.7%
Firms With Pills	45.0%

TAKEOVER RATE S&P 500/400

Firms Without Pills	5.6%
Firms With Pills	7.7%

In 1999 the General Assembly of Maryland, where we are incorporated, specifically validated stockholder rights plans.

Your Board’s commitment has always been, and always will be, to serve the best interest of Arden Realty. Your Board’s legal responsibilities and duties require it to act in the best interest of Arden Realty, including protecting stockholder interest and maximizing stockholder value in the event of a takeover bid. To this end, the Board believes that a stockholders rights agreement provides the Board with the ability to respond to a takeover bid in beneficial ways not available to individual stockholders. Redeeming the rights under the plan would take from the Board an essential tool it has to protect you, the stockholders.

Vote Required and Board Recommendation

The stockholder proposal must be approved by a majority of the votes cast, assuming a quorum is present. Abstentions and broker non-votes will count towards a quorum, but will have no effect on the result of the stockholder proposal vote.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “AGAINST” THIS STOCKHOLDER PROPOSAL.

AUDITORS

Ernst & Young, LLP served as our independent auditors for fiscal year 2002. The Board of Directors intends to select Ernst & Young LLP as our auditors for the first year ending December 31, 2003, subject to its discretion to appoint alternative auditors if it deems such action appropriate. The Board has determined that Ernst & Young, LLP is independent with regard to the Company within the meaning of the Securities Act and the applicable published rules and regulations thereunder in effect on the date of this proxy statement. The Audit Committee approves all audit and non-audit services provided to us by Ernst & Young. Representatives of Ernst & Young, LLP are expected to be present at the Annual Meeting and will have the opportunity to make statements if they desire and to respond to appropriate questions.

Fees Paid to Independent Auditor

Fees paid to Ernst & Young, LLP, our independent auditors, during the 2002 and 2001 fiscal years were as follows:

	2002	2001
Audit fees	$467,000	$486,000
Audit-related fees(1)	141,000	—
Tax fees(2)	269,000	500,000
All other fees	60,000	83,000

	$937,000	$1,069,000

(1)	Consists of assistance for accounting projects and potential transactions.

(2)	Consists of tax compliance and tax planning services. In 2001, it includes fees for a cost segregation study.

STOCKHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

In order for stockholder proposals otherwise satisfying the eligibility requirements of SEC Rule 14a-8 to be considered for inclusion in our proxy statement, they must be received by us at our principal office in Los Angeles, California, on or before December 10, 2003.

In addition, if a stockholder desires to bring business (including director nominations) before our 2004 annual meeting that is or is not the subject of a proposal timely submitted for inclusion in our proxy statement, written notice of such business, as prescribed in our Bylaws, must be received by our Secretary between February 14, 2004 and March 15, 2004. For additional requirements, a stockholder may refer to our Bylaws, Section 12(a), “Nominations and Stockholder Business,” a copy of which may be obtained from our Corporate Secretary. If we do not receive timely notice pursuant to our Bylaws, any proposal will be excluded from consideration at the meeting regardless of any earlier notice provided in accord with SEC Rule 14a-8.

PROXY SOLICITATION EXPENSE

We will bear the cost of soliciting proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, telegram or otherwise. Our directors, officers and employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. We will also request persons, firms and corporations holding shares beneficially owned by others to send proxy materials to, and obtain proxies from, the beneficial owners of such shares and will, upon request, pay the holders’ reasonable expenses for doing so.

April 15, 2003

By Order of the Board of Directors

/s/ DAVID A. SWARTZ David A. Swartz General Counsel and Secretary

ARDEN REALTY, INC.

11601 WILSHIRE BOULEVARD, FOURTH FLOOR

LOS ANGELES, CALIFORNIA 90025-1740

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Arden Realty, Inc., a Maryland corporation, hereby appoints Richard S. Ziman and Victor J. Coleman, and each or either of them as proxies, with full power of substitution or resubstitution, to represent the undersigned and to vote all shares of Common Stock of Arden Realty, Inc. which the undersigned is entitled to vote at the annual meeting of the stockholders to be held on May 20, 2003 and any and all adjournments or postponements thereof in the manner specified.

IT IS IMPORTANT THAT THE PROXY CARD BE RETURNED PROMPTLY AND THAT YOUR SHARES BE REPRESENTED. STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED.

(Continued and to be dated and signed on the reverse side.)

ARDEN REALTY, INC.

P.O. BOX 11414

NEW YORK, N.Y. 10203-0414

ê DETACH PROXY CARD HERE ê

☐	(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated (x) in Black or Blue ink.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE NOMINEES LISTED BELOW AND “AGAINST” PROPOSAL 2.
								FOR	AGAINST	ABSTAIN
Proposal 1. Election of Directors:						Proposal 2.	Stockholder proposal regarding stockholder rights agreement.	☐	☐	☐
The Board of Directors recommends a vote “FOR” the nominees listed below.
The Board of Directors recommends a vote “AGAINST” the stockholder proposal.
FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐
							To change your address, please mark this box.			☐
NOMINEES: CARL D. COVITZ AND LARRY S. FLAX (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name above.)
							To include any comments, please mark this box.			☐

Should any other matters requiring the vote of the stockholders arise, the named proxies are authorized to vote the same in accordance with their best judgement in the interest of Arden Realty, Inc. The Board of Directors is not aware of any other matter which is to be presented for action at the meeting other than the matters set forth herein.

S C A N L I N E

Please sign exactly as your name appears hereon.

When signing as attorney, executor, administrator, trustee, or other representative please give full title. If more than one trustee, all should sign. All joint owners should sign. If a corporation, please sign in full corporate name by President or other authorized officer.

Date	Share Owner sign here	Co-Owner sign here